Amended & Restated Insider Trading Policy

1. Overview

Vimeo, Inc. (“Vimeo” or the “Company”) has adopted this Insider Trading Policy (as may be amended from time to time, this “Policy”) to ensure trading in the Company’s securities is in compliance with United States and other applicable securities laws and regulations that prohibit insider trading. For purposes of this policy only, “covered persons” means Vimeo directors, officers, employees, temporary workers and consultants plus immediate family members sharing the household or receiving material support of any of the foregoing, as well as partnerships, trusts or other persons or accounts for which a director, officer or employee has an economic interest or exercises investment control or discretion. In addition, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

The consequences of undertaking conduct prohibited by this Policy can be severe. The U.S. Department of Justice regularly prosecutes people for insider trading and insider tipping, and defendants who are found guilty typically receive jail sentences as well as large fines. In addition, the Securities and Exchange Commission (the “SEC”) regularly takes action against alleged violators through civil lawsuits seeking damages as well as administrative proceedings seeking to bar alleged violators from serving as directors or officers of public companies.

As a result of applicable securities laws and this Policy, covered persons may, from time to time, have to forego or delay a desired securities transaction, and may suffer economic loss or forego anticipated profit as a result.

2. Present Insider Trading Laws

The United States has adopted laws that prohibit corporate insiders, such as directors, officers, and employees, from (a) trading securities where the person possesses material non-public information (“MNPI”) about the issuer of the securities, or (b) disclosing this information to another person who may trade.

In general, information about the Company should be considered “material” if (i) a “reasonable investor” would consider the information important when deciding whether to buy or sell the Company’s securities, or (ii) there is a “substantial likelihood” that, if disclosed, a “reasonable investor” would consider the information to have “significantly altered” the total mix of information available in the marketplace about the Company. In practical terms, if disclosure of the information could reasonably be expected to impact the price of the Company’s securities, the information should be considered material. Even if you personally believe the information is not important because it does not significantly alter what you personally know about the Company or its securities, it might still be material. What is material is usually determined on a case-by-case basis, considering all facts and circumstances. Information may be material regardless of whether it is positive or negative.

Information should be considered “non-public” if it has not been disclosed in a report(s) filed by Vimeo with the SEC, has not been the subject of a widely disseminated press release or has not been widely reported in the media. It is important to keep in mind that information that may be widely known within the Company may still be non-public unless it is disclosed to the marketplace. Even after public disclosure of certain information about the Company, corporate insiders may still be in possession of related or other information that would be considered MNPI.

Examples of non-public information that could be material include:
•earnings reports or projections;
•proposed major spending programs;
•developments regarding actual or threatened significant litigation or government agency investigations;
•significant changes in senior management or the board of directors;
•a pending or proposed acquisition or divestiture of a significant business or significant assets, or entry into a new joint venture or strategic partnership;
•securities offerings or other financings;
•changes in auditors or auditor notification that Vimeo may no longer rely on the auditor’s report;
•cybersecurity risks and incidents, including vulnerabilities and breaches; and
•new major contracts, suppliers, customers or the loss thereof.

If you are unsure whether information is material and/or non-public, you should either consult the Vimeo Legal Department before making any decision to disclose such information (other than to persons within Vimeo who need to know it) or to trade in or recommend securities to which that information relates, or assume that the information is material and/or non-public and treat it as confidential. As a general matter, if a covered person is considering purchasing or selling Vimeo securities because of some piece of information concerning a potential or pending, but unannounced, event or development, they should consider that information to be material. Additionally, any purchases or sales made by another person on behalf of a covered person will be attributed to such covered person.

3. Transactions Covered

This Policy governs sales, purchases, gifts or other transfers (together, “trades” or “trading”) of all types of Company securities, including common stock, preferred stock, warrants, debt securities, options, puts, calls and any other type of securities the Company may issue from time to time. Note that gifts of Company securities are subject to the restrictions of this Policy, and covered persons may not gift Company securities to others while in possession of MNPI. Covered persons also must comply with the applicable restricted trading window and preclearance requirements described herein.

This Policy also governs certain transactions under Vimeo employee incentive and benefit plans, as follows:
•Stock Appreciation Rights. This Policy’s trading restrictions apply to any exercise of stock appreciation rights, as well as any sale of stock you acquire by exercising stock appreciation rights.
•Stock Options. This Policy’s trading restrictions do not apply to the exercise of stock options issued under Vimeo equity plans if the exercise price is paid in cash or through Vimeo withholding a portion of the shares underlying the options. Similarly, Vimeo may withhold underlying shares to satisfy tax withholding requirements. This prohibition does apply, however, to sales of the underlying stock and broker-assisted cashless exercises of options, as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.
•Restricted Stock Units (RSUs). This Policy’s trading restrictions apply to sales of vested shares. However, the mere vesting of an RSU, without a subsequent sale, does not implicate this Policy.
•401(k) Plan. This Policy’s trading restrictions do not apply to purchases of Vimeo stock through the 401(k) plan resulting from periodic contributions of money to the 401(k) plan pursuant to previously elected payroll deductions entered into while the employee was not in possession of MNPI. This Policy’s trading restrictions do apply, however, to elections you may make to: (i) begin participation or change participation levels in the plan’s Vimeo stock fund; and (ii) initiate an intra-plan transfer of an existing account balance into or out of the Vimeo stock fund.

4. No Insider Trading

A covered person may not trade Vimeo securities if such person is in possession of any MNPI relating to Vimeo. A covered person may trade only when all material information known to such person has been made generally available to the investing public for at least two (2) business days.

5. No Tipping

A covered person may not pass on to (or “tip”) any non-covered person any MNPI concerning Vimeo, whether or not the covered person has any information regarding the non-covered person’s intention to engage in any transaction involving Vimeo securities, except as required by the covered person’s job duties. Additionally, no covered person shall recommend to any person that such person engage in or refrain from engaging in any transaction involving Vimeo securities, or otherwise give trading advice concerning Vimeo securities if such covered person is in possession of MNPI regarding Vimeo.

6. No Trading of Derivatives

Whether or not you are in possession of MNPI concerning Vimeo, covered persons should not engage in short-term speculative trading of Vimeo securities. Covered persons may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to Vimeo securities, or engage in short sales with respect to Vimeo securities. This prohibition extends to any and all forms of hedging and monetization transactions, such as zero-cost collars and forward sale contracts (among others).

7. No Margin Accounts or Pledging

Covered persons may not hold Vimeo securities in a margin account or otherwise pledge Vimeo securities as collateral for a loan, because a margin sale or foreclosure sale may occur at a time you are aware of MNPI or otherwise are not permitted to trade in Vimeo securities. Securities held in a margin account as collateral for a margin loan might be sold by the broker without your consent if you fail to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan might be sold in foreclosure if you default on the loan.

8. Other Companies

If a covered person has MNPI regarding any other company that they obtained as a result of their employment or relationship with Vimeo, such covered person must not trade or advise anyone else to trade in the securities of that other company until such information has been publicly disclosed.

9. Participation in Electronic Bulletin Boards, Chat Rooms, Blogs or Websites

Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of MNPI about Vimeo or MNPI with respect to other companies that you come into possession of as a director, officer, associate or consultant of Vimeo.

10. Restricted Trading Windows

Persons who are deemed “Vimeo Insiders” for purposes of this Policy may only trade Vimeo securities (a) within trading windows set by Vimeo; and (b) with prior approval of the General Counsel or their designee as set forth below. These rules are designed to minimize the likelihood of transactions involving MNPI.

(a) Definition of Insider

A “Vimeo Insider” is any director, officer, employee or consultant of Vimeo who has regular access to financial and other material information about Vimeo prior to the time such information is publicly disclosed. Family members of any of the foregoing individuals who live in the same household as such individuals or receive material support from such individuals, as well as partnerships, trusts, or other persons, entities or accounts for which the individual has an economic interest or exercises investment control or discretion, are also deemed Vimeo Insiders. A list of Vimeo Insiders is kept by Vimeo’s Legal Department and includes:
•all members of the board of directors and executive officers of Vimeo;
•all executive assistants to executive officers of Vimeo; and
•any other employees or consultants of Vimeo who are advised by or on behalf of the Vimeo Legal Department that they are Vimeo Insiders.

(b) Trading Windows

Vimeo Insiders may only enter into transactions with respect to Vimeo securities during trading windows. Trading windows generally (x) open at the open of the market on the second trading day following the day on which Vimeo publicly releases its annual or quarterly financial results; and (y) generally close one month after the trading window was opened, unless otherwise specified by the Vimeo Legal Department. Trading windows are not guaranteed and may be shortened at any time. In addition, the Vimeo Legal Department may restrict certain persons or groups of persons from trading in a trading window and also may from time to time impose special trading restrictions because of business developments such as a significant corporate transaction. All information regarding trading windows or other trading restrictions should be treated as confidential information belonging to Vimeo and should not be shared with anyone outside the Company (or even inside of the Company with personnel not subject to such restrictions) absent prior approval from the Vimeo Legal Department.

(c) Preclearance

Vimeo Insiders may only trade in Vimeo securities with the prior written approval of the Vimeo Legal Department during open trading windows. To request approval, complete and submit a preclearance form, the form of which is available by reaching out to the Legal Department. By making this request, you are affirming that you are not in possession of MNPI.

Although the Vimeo Legal Department will endeavor to clear transactions as quickly as possible, under certain circumstances the clearance procedure may take time. Accordingly, the clearance procedure may take several days to be completed. If the Vimeo Legal Department grants preclearance, the requestor may make the trade at any time within, but not after, two market trading days of receipt of preclearance. If the requestor becomes aware of MNPI concerning Vimeo before the trade is executed, the preclearance shall be void, the trade must not be completed and the requestor should promptly advise the Vimeo Legal Department of the situation. If a person seeks preclearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in Vimeo securities and should not inform any other person of the denial.

A transfer of Company securities between a Vimeo Insider’s accounts that are both controlled by such covered person and does not involve a purchase or sale or any other change in economic interest in the securities (such as moving shares from one brokerage account to another or from direct ownership to a brokerage account) (“Account Transfers”) is not restricted to trading windows by this Policy, but does require preclearance.

Important: Trading in Vimeo securities during a trading window and with the Legal Department’s approval should not be considered a “safe harbor.” It is important to remember that even during an open trading window, you are prohibited from trading Vimeo securities if you are in fact aware of MNPI regarding Vimeo.

11. Post-Termination Transactions

Upon your termination of service as a director, officer, employee or consultant, you will no longer be subject to this Policy. However, you will continue to be subject to the restrictions on securities trading contained in the United States or other applicable securities laws and regulations, as well as to Vimeo’s policy providing for the safeguarding of confidential information. Accordingly, even after termination of your service, you should refrain from trading in Vimeo securities if you are in possession of MNPI, and similarly refrain from passing such information to others who may use it to trade.

12. Rule 10b5-1 Exemption

Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, allows a person to trade when in possession of MNPI if the trade was executed pursuant to a pre-existing written plan, contract, instruction or arrangement that satisfies the requirements of Rule 10b5-1 (a “Trading Plan”). To be valid, a Trading Plan must be established at a time when the person was not in possession of MNPI and the person must act in good faith with respect to the Trading Plan for the duration thereof. Rule 10b5-1 is a complicated rule that requires sophisticated planning and should not be relied upon without the advice of one’s own legal counsel or personal financial advisor. Trades in Vimeo securities that are executed pursuant to an approved and properly implemented Trading Plan that complies with the provisions of Rule 10b5-1 are not subject to the prohibition on trading on the basis of MNPI contained in this Policy or to the restrictions set forth above relating to preclearance procedures and trading window periods. Trading Plans may not be instituted, amended or terminated and deviations from such plans may not be made, at a time when a Vimeo Insider is in possession of any MNPI, or outside of a trading window, and require prior written approval from the Vimeo Legal Department. Because it can take time to conduct a review of a proposed Trading Plan, Vimeo Legal Department review and approval should be sought at least 30 days in advance of the desired implementation date.

13. Personal Responsibility for Compliance with this Policy

Compliance with this Policy, including Insiders having the Vimeo Legal Department preclear a proposed transaction or a Trading Plan, is not an assurance that an insider trading violation will not be found to have occurred. This Policy is only designed to reduce the risk that such violation will be found to have occurred. Covered persons should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests exclusively with each such covered person, and that preclearance of trades or Trading Plans, if applicable, by the Vimeo Legal Department does not reduce the obligations imposed on such covered persons by applicable securities laws and regulations. Any action on the part of Vimeo or an attorney in the Vimeo Legal Department or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate a covered person from liability under applicable securities laws or regulations.

14. Penalties for Insider Trading and Other Violations

Covered persons must notify the Vimeo Legal Department if they become aware of a breach of this Policy. Penalties for improper trading or tipping are severe and may be applied against the individual involved in unlawful conduct, as well as against Vimeo and controlling persons of Vimeo. A person can be subject to some or all of the following penalties even if he or she does not personally benefit from the violation: (i) civil injunctions, (ii) disgorgement of profits, (iii) jail sentences and (iv) fines.

In addition, any violation of this Policy can be expected to result in serious sanctions by Vimeo, including dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion or other sanctions, whether or not the violation of Vimeo policy or procedure also constituted a violation of law.